                                                                    EXHIBIT 99.1

ACUITY BRANDS                  NEWS RELEASE                  Acuity Brands, Inc.
                                                       1170 Peachtree Street, NE
                                                                      Suite 2400
                                                               Atlanta, GA 30309

                                                               Tel: 404 853 1400
                                                               Fax: 404 853 1430

                                                                AcuityBrands.com

COMPANY CONTACT:
DAN SMITH
ACUITY BRANDS, INC.
(404) 853-1423



         ACUITY BRANDS REPORTS 2005 FOURTH QUARTER AND FULL YEAR RESULTS

ATLANTA - October 5, 2005 - Acuity Brands, Inc. (NYSE: AYI) announced today that it expects to report net income for the fourth quarter of fiscal 2005 of $27.8 million, or $0.61 per diluted share. Net income in the fourth quarter of 2005 included a pretax charge of $6.0 million, or $0.09 per diluted share, for additional severance costs related to the previously announced reduction in force as well as certain follow-on actions under the Company's ongoing restructuring program. Also included in net income for the fourth quarter of 2005 was a pretax gain related to sales of property of $1.8 million, or $0.03 per diluted share, and a lower effective tax rate, which benefited the quarter by approximately $0.06 per diluted share. Lastly, higher diluted shares outstanding during the current quarter lowered earnings per share by $0.03 compared to the year-ago period. Net income in the fourth quarter of 2004 was $26.8 million, or $0.62 per diluted share.


The Company generated $75.9 million in cash flow from operations in the fourth quarter of 2005. Total debt at August 31, 2005 was $372.3 million compared to $395.7 million one year earlier, while cash on hand grew to $98.5 million from $14.1 million at the end of August 2004. Total debt outstanding as of August 31, 2005 was comprised primarily of fixed rate obligations with longer-term maturities. Net debt (total debt less cash and cash equivalents) was $273.8 million at August 31, 2005 compared to $381.6 million at the end of the prior year, a decrease of $107.8 million or 28%.


Net sales for the quarter ended August 31, 2005 increased $33.8 million, or 6%, to $597.2 million from the year-ago period. The increase was due primarily to the positive impact of price increases and, to a lesser degree, unit volume growth. Consolidated

ACUITY BRANDS                  NEWS RELEASE                                    2

gross profit grew approximately 2% to $232.5 million, while gross profit margins decreased to 38.9% of net sales in the fourth quarter of fiscal 2005 from 40.6% reported in the year-ago period. The increase in gross profit was due primarily to higher selling prices and a more favorable mix of products sold, partially offset by higher costs for raw materials and components. Gross profit as a percentage of net sales primarily declined because the increase in net sales largely offset rising raw material costs. Overall, raw material and component costs increased approximately $25.0 million in the fourth quarter of 2005 compared to the year-ago period. Operating expenses were $188.3 million, or 31.5% of net sales, in the fourth quarter of 2005 compared to $179.8 million, or 31.9% of net sales, reported in the year-ago period. The increase in operating expenses in the current quarter was due primarily to the $6.0 million special charge and higher freight and distribution expenses, partially offset by benefits from the previously announced reduction in force. Consolidated operating profit for the fourth quarter of 2005, which included the $6.0 million charge, decreased $4.8 million to $44.2 million from $49.0 million reported in the year-ago period.

Fourth Quarter Segment and Corporate Overview

Net sales at Acuity Brands Lighting (ABL) in the fourth quarter of fiscal 2005 were $452.5 million, a company record, compared to $422.5 million reported in the year-ago period, an increase of $30.0 million, or 7%. Net sales at ABL increased over the prior year due primarily to better pricing, a more favorable mix of products sold, and greater shipments in certain channels, partially offset by lower volume in the core commercial and industrial business. The backlog at August 31, 2005 of $152.2 million approximated the backlog at the end of the prior year. Operating profit at ABL was $37.3 million in the fourth quarter of fiscal 2005, a decrease of $4.4 million from the year-ago period, and included a pretax charge of $3.0 million, primarily for an increase in costs associated with the previously announced reduction in force and additional severance for ongoing programs to streamline certain operations. The decrease in operating profit was due primarily to the special charge; higher raw material and component costs; greater expenses for freight and distribution; and higher commission expense. These items were partially offset by the positive impact of price increases, favorable changes in the mix of products sold, and benefits from the reduction in workforce announced in the

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ACUITY BRANDS                  NEWS RELEASE                                    3

second quarter of fiscal 2005. Raw materials and component costs increased over $20.0 million compared to the year-ago period, while distribution and freight expenses increased approximately $5.0 million over the prior year.

Net sales at Acuity Specialty Products (ASP) in the fourth quarter of fiscal 2005 increased $3.9 million, or 3%, to $144.7 million from $140.8 million in the year-ago period. The increase in net sales was due primarily to more favorable pricing in the domestic industrial and institutional channel and the favorable impact of foreign currency translation on international sales, partially offset by lower unit volume. Operating profit at ASP for the fourth quarter of fiscal 2005 was $17.1 million compared to $14.8 million reported in the year-ago period, an increase of 16%. The increase in operating profit in the fourth quarter of fiscal 2005 was due primarily to the positive impact of price increases and benefits from the second quarter reduction in force, partially offset by the $0.6 million special charge related to additional actions to be taken as part of the previously announced reduction in force and by higher costs for certain raw materials.

Corporate expenses were $10.1 million in the fourth quarter of fiscal 2005 compared to $7.5 million in the year-ago period. The increase included an additional special charge of $2.4 million primarily for non-cash costs associated with long-term incentive programs for those employees included in the restructuring. Net interest expense in the fourth quarter of fiscal 2005 increased to $8.7 million from $8.5 million reported in the year-ago period. The consolidated income tax rate for the Company was 26.7% for the quarter ended August 31, 2005 as compared to 33.9% for the quarter ended August 31, 2004. The decrease in the effective rate was due primarily to certain tax credits associated with the Mexican operations and state tax benefits. The Company expects the tax rate to be approximately 35% in fiscal 2006.

Fiscal Year Results

Net sales for the year ended August 31, 2005 increased $68.7 million, or 3%, to $2,172.9 million compared to $2,104.2 million reported in the same period a year ago. Consolidated operating profit for fiscal 2005 was $106.7 million as compared to operating profit of $137.9 million in the prior year. Fiscal 2005 net income was $52.2

ACUITY BRANDS                  NEWS RELEASE                                    4

million, or $1.17 per diluted share, compared to last year's net income of $67.2 million, or $1.56 per diluted share. Operating profit, net income, and earnings per share for the year ended August 31, 2005 were negatively impacted primarily by the aggregate $23.0 million pre-tax restructuring charge (or $0.34 per diluted share) taken in the second and fourth quarters of fiscal 2005, lower shipments in certain channels, escalating raw material and component costs, and lower absorption of manufacturing expenses. These items were partially offset by benefits from price increases, a more favorable mix of products sold, and actions implemented to improve overall operating effectiveness, including benefits of approximately $13 million from the reduction in force. Pursuant to Sarbanes-Oxley requirements, the Company's certifying public accountants' audit opinion with respect to the year-end financial statements will not be dated until the Company completes the final 10-K report and evaluation of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.

Commentary and Outlook

Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, said, "We posted solid results in the fourth quarter in spite of higher raw material, component, freight, and distribution costs and the continued softness in the non-residential construction market, now forecasted to be down in calendar year 2005 for the sixth year in a row. Our net sales grew by 6% over the year-ago period reflecting both benefits from previously implemented pricing initiatives and unit volume growth in certain lighting channels. In addition, I am particularly pleased with our ability to continue to generate strong cash flow and our efficient use of working capital, which reflects the success of certain programs implemented in prior periods to enhance our operations. In 2005, we generated $137.1 million in cash flow from operations while paying $26.3 million in dividends, significantly enhancing our financial position and flexibility. Today, we have almost $100 million in cash and our existing debt is comprised primarily of fixed rate obligations with longer-term maturities.

ACUITY BRANDS                  NEWS RELEASE                                    5

"Looking ahead to fiscal 2006, we expect that past actions and improvements we continue to make will result in more efficient and effective operations producing results expected by our key stakeholders. Our service to customers has improved dramatically in key channels and we continue to make progress in creating a leaner, more efficient company. We believe that we are on target to achieve the previously announced annualized savings run-rate of approximately $50 million by the end of our second quarter in fiscal 2006 from actions associated with the Company's ongoing restructuring program. Additionally, we are encouraged by external forecasts that are projecting unit volume growth in calendar year 2006 in the non-residential construction industry, a core market for us. To the extent this occurs, we believe it will have a positive impact on our unit volume. We expect cash flow from operations to remain strong, while investing between $40 million and $45 million in capital expenditures. Although these influences bode well for us in 2006, we are not without formidable challenges, including the impact of rising prices for crude oil, generating profitable growth within our retail channels, and continued escalating costs. However, in spite of these challenges, we expect to make positive progress in growing our business and improving our operations in 2006 sufficient to allow us to make meaningful progress towards the achievement of our long-term financial goals."

Conference Call

As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 5, 2005, at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2005 net sales of approximately $2.2 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world's leading providers of lighting fixtures and includes brands such as Lithonia Lighting(R), Holophane(R), Peerless(R), Hydrel(R), American Electric Lighting(R), and Gotham(R). Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep(R), Zep Commercial(TM), Enforcer(R), and Selig(TM). Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

ACUITY BRANDS                  NEWS RELEASE                                    6

Forward Looking Information

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made herein that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," "anticipates" and similar terms that relate to future events, performance, or results of the Company, including, without limitation, statements made regarding the expected results; the tax rate for fiscal 2006; impact of past actions and improvements; progress in creating a leaner, more efficient company; an annualized savings run-rate of approximately $50 million by the end of the second quarter in fiscal 2006 from actions associated with the Company's ongoing restructuring program; external forecasts that are projecting unit volume growth in calendar year 2006 in the non-residential construction industry and its impact on unit volume; expectations for cash flow from operations and investment of $40 to $45 million in capital expenditures; anticipated challenges including the impact of rising prices for crude oil, generating profitable growth opportunities within the retail channels, and continued escalating costs; and expected progress in growing the business and improving operations in 2006 sufficient to allow the Company to make meaningful progress towards the achievement of management's long-term financial goals. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, completion of the external audit; customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company's operations, tax rate, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company's SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 8, 2005. Acuity Brands, Inc.

                               ACUITY BRANDS, INC.

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                                                THREE MONTHS ENDED
                                                        --------------------------------------------------------------------
                                                                NET SALES                       OPERATING PROFIT (LOSS)
                                                        AUGUST 31,         AUGUST 31,    AUGUST 31,               AUGUST 31,
(Amounts in thousands, except per-share data)             2005               2004           2005                     2004
-------------------------------------------------------------------------------------   -------------------------------------
ABL                                                     $ 452,528          $ 422,534      $ 37,295 (2)              $ 41,715
ASP                                                       144,676            140,830        17,084 (2)                14,802
                                                        ---------          ---------      --------                  --------
                                                        $ 597,204          $ 563,364        54,379                    56,517
                                                        =========          =========
Corporate                                                                                  (10,132)(2)                (7,466)
                                                                                          --------                  --------
Operating profit                                                                            44,247                    49,051
Other income (expense), net (1)                                                              2,379                       (92)
Interest expense, net                                                                       (8,709)                   (8,484)
                                                                                          --------                  --------
Income before taxes                                                                         37,917                    40,475
Income taxes                                                                                10,108                    13,709
                                                                                          --------                  --------
Net income                                                                                $ 27,809                  $ 26,766
                                                                                          ========                  ========
Earnings per Share:
Basic earnings per share                                                                  $    .63                  $    .63
Basic weighted-average shares outstanding during period                                     43,805                    42,180

Diluted earnings per share                                                                $    .61                  $    .62
Diluted weighted-average shares outstanding during period                                   45,248                    43,487




                                                                                     YEAR ENDED
                                                          -------------------------------------------------------------------
                                                                     NET SALES                     OPERATING PROFIT (LOSS)
                                                              AUGUST 31,       AUGUST 31,       AUGUST 31,        AUGUST 31,
(Amounts in thousands, except per-share data)                    2005             2004             2005              2004
------------------------------------------------------------------------------------------   --------------------------------
ABL                                                          $ 1,637,902      $ 1,580,498         $ 94,615 (3)     $ 118,904
ASP                                                              534,952          523,669           42,306 (3)        43,570
                                                             -----------      -----------         --------         ---------
                                                             $ 2,172,854      $ 2,104,167          136,921           162,474
                                                             ===========      ===========
Corporate                                                                                          (30,176)(3)       (24,547)
                                                                                                  --------          --------
Operating profit                                                                                   106,745           137,927
Other income (expense), net (1)                                                                      3,818              (434)
Interest expense, net                                                                              (35,731)          (34,876)
                                                                                                  --------          --------
Income before taxes                                                                                 74,832           102,617
Income taxes                                                                                        22,603            35,403
                                                                                                  --------          --------
Net income                                                                                        $ 52,229          $ 67,214
                                                                                                  ========          ========

Earnings per Share:
Basic earnings per share                                                                          $   1.21          $   1.60
Basic weighted-average shares outstanding during period                                             43,135            41,906

Diluted earnings per share                                                                        $   1.17          $   1.56
Diluted weighted-average shares outstanding during period                                           44,752            43,201






(1) Other income (expense), net consists primarily of gains or losses related to the sale of assets and foreign currency gains or losses.

(2) Operating profit (loss) amounts for each business unit include a special charge in the following amounts: ABL - $3,000; ASP - $600; Corporate - $2,400. See further discussion of special charge in text of press release.

(3) Operating profit (loss) amounts for each business unit include a special charge in the following amounts: ABL - $15,652; ASP - $3,595; Corporate - $3,753. See further discussion of special charge in text of press release.

                               ACUITY BRANDS, INC.

                CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                  AUGUST 31,             AUGUST 31,
(Dollar amounts in thousands)                        2005                 2004
----------------------------------------------------------------------------------
ASSETS
Current Assets
  Cash and cash equivalents                      $    98,533          $    14,135
  Receivables, net                                   345,770              331,157
  Inventories, net                                   215,590              222,260
  Other current assets                                57,881               54,686
                                                 -----------          -----------
    Total Current Assets                             717,774              622,238

Property, Plant, and Equipment, net                  219,194              226,299
Other Assets                                         505,247              507,915
                                                 -----------          -----------
  Total Assets                                   $ 1,442,215          $ 1,356,452
                                                 ===========          ===========



                                                           AUGUST 31,           AUGUST 31,
                                                             2005                 2004
-------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt                                         $       567          $     5,511
  Accounts payable                                            221,844              206,064
  Accrued compensation                                         59,122               45,335
  Other accrued liabilities                                   117,939              109,973
                                                          -----------          -----------
    Total Current Liabilities                                 399,472

Long-Term Debt, less current maturities                       371,736              390,210
Other Long-Term Liabilities                                   129,214              121,382
Stockholders' Equity                                          541,793              477,977
                                                          -----------          -----------
  Total Liabilities and Stockholders' Equity              $ 1,442,215          $ 1,356,452
                                                          ===========          ===========
Current Ratio (4)                                                 1.8                  1.7
Percent of Total Debt to Total Capitalization (5)               40.7%                45.3%


                 CONDENSED CONSOLIDATED CASH FLOWS (Unaudited)

                                                              YEAR ENDED
                                                    AUGUST 31,         AUGUST 31,
(Amounts in thousands)                                 2005              2004
----------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR):
Operations-
  Net income                                       $  52,229            $  67,214
  Depreciation and amortization                       41,075               42,960
  Other operating activities                          43,783                3,080
                                                   ---------            ---------
    Cash Provided by Operations                      137,087              113,254
                                                   =========            =========

Investing-
  Capital expenditures                               (32,636)             (53,821)
  Sale of assets                                       3,238                4,238
                                                   ---------            ---------
    Cash Used for Investing                        $ (29,398)           $ (49,583)
                                                   =========            =========


                                                                       YEAR ENDED
                                                            AUGUST 31,           AUGUST 31,
                                                               2005                 2004
 -------------------------------------------------------------------------------------------
 CASH PROVIDED BY (USED FOR):
 Financing-
   Debt                                                      $ (23,486)           $ (50,153)
   Dividends                                                   (26,342)             (25,409)
   Stock issuances                                              27,108                9,664
                                                             ---------             --------
     Cash Used for Financing                                   (22,720)             (65,898)
                                                             =========             ========

 Effect of Exchange Rate on Cash                                  (571)                 309
                                                             ---------             --------

 Net Change in Cash                                             84,398               (1,918)
 Cash at Beginning of Period                                    14,135               16,053
                                                             ---------             --------
 Cash at End of Period                                       $  98,533            $  14,135
                                                             =========            =========

(4) Current Ratio is calculated as Total Current Assets divided by Total Current Liabilities

(5) Total Debt is defined as Short-term debt plus Long-Term Debt, less current maturities. Total capitalization is defined as Total Debt plus Stockholders' Equity.